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                                                                      EX-99.23.p


                                 CODE OF ETHICS
                        JOHNSON INVESTMENT COUNSEL, INC.
                           JOHNSON MUTUAL FUNDS TRUST
                            EFFECTIVE MARCH 30, 1995


                                                                      PAGE
                                                                      ----

I.       DEFINITIONS....................................................1-3


II.      FIDUCIARY DUTIES...............................................3-4


III.     PROHIBITED ACTIVITIES..........................................4-5


IV.      ACTIVITIES THAT REQUIRE PRIOR AUTHORIZATION......................5


V.       INSIDER TRADING................................................5-6


VI.      PROCEDURES TO IMPLEMENT CODE OF ETHICS.........................6-8


VII.     DUTIES AND POWERS OF THE BOARD.................................8-9


VIII.    ACKNOWLEDGMENT OF RECEIPT AND COMPLIANCE........................10




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                                 CODE OF ETHICS
                        JOHNSON INVESTMENT COUNSEL, INC.
                           JOHNSON MUTUAL FUNDS TRUST
                            EFFECTIVE MARCH 30, 1995


Every director, trustee, officer, and employee of Johnson Investment Counsel, Inc. and the Johnson Mutual Funds Trust must read this Code of Ethics, sign in duplicate the "Acknowledgment of Receipt and Compliance" in Section VIII. and return the "Acknowledgment" to the Administrator of Johnson Investment Counsel, Inc. Any questions regarding these policies and procedures should be referred directly to Timothy E. Johnson.

I.     DEFINITIONS

       A. "Access person" means any director, internal trustee, officer, employee, or advisory person (as defined below) of the Advisor and/or the Trust.

       B.  "Act" means the Investment Company Act of 1940, as amended.

       C.  "Advisor" means Johnson Investment Counsel, Inc.

       D.  "Advisory person" means:

           1. any employee of the Advisor and/or Trust who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding a purchase or sale of a security by the Advisor or by any Fund; or

           2. any employee of the Advisor or Trust whose functions relate to the making of any recommendations with respect to the purchase or sale of a security by the Advisor or by any Fund; or

           3. any natural person in a control relationship to the Trust who obtains information concerning recommendations with regard to the purchase or sale of a security by the Advisor or by any Fund.

       E. "Beneficial owner" means any person through any contract, arrangement, understanding, relationship, or otherwise, has or shares a direct or indirect pecuniary interest in a security or investment.

       F. "Control" means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company.

           Any person who owns beneficially, either directly or through one or more controlled companies, more than twenty-five percent of the voting securities of the company shall be presumed to control such company. A natural person shall be presumed not to be a controlled person within the meaning of this Code of Ethics. Any such presumption may be rebutted by evidence, in accordance with Section 2(a)(9) of the Act.

       G.  "Employee" means any person employed by the Advisor.

       H. "External trustees" means trustees who are not employees of Johnson Investment Counsel, Inc. and who are not Advisory persons as defined above. These trustees are not subject to the personal trading restrictions and reporting requirements as herein documented, unless the trustee knew or should have known of a pending trade or an


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           investment decision that would allow them access to research recommendations and investment decisions prior to the execution of the trade. The external trustees are not subject to Sections II., III., IV., V., or VI. of this Code, although the external trustees must in good faith have a working knowledge of these Sections as they pertain to access persons and employees of the Advisor and/or the Trust.

       I.  "Fund" means any series of shares of the Johnson Mutual Funds Trust.

       J. "Insider" means the officers, directors, and employees of a company, although the concept of an "insider" is broad. A person can be a "temporary insider" if he or she enters into a special confidential relationship in the conduct of a company's affairs and, as a result, is given access to information solely for the company's purposes. A temporary insider can include, among others, a company's attorneys, accountants, consultants, bank lending officers, and the employees of such organizations. In addition, the Advisor or the Trust may become a temporary insider of a company it advises or for which it performs other services. According to the Supreme Court, the company must expect the outsider to keep the disclosed non-public information confidential and the relationship must at least imply such a duty before the outsider will be considered an insider.

       K. "Material information" means information for which there is a substantial likelihood that a responsible investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company's securities. Information that officers, directors, and employees should consider material includes, but is not limited to: dividend changes; earnings estimates; changes in previously released earnings estimates; significant merger or acquisition proposals or agreements; major litigation; liquidation problems; and extraordinary management developments. Trading on insider information is not a basis for liability unless the information is material.

           Material information does not have to relate to a company's business. For example, in CARPENTER V. U.S., 108 U.S. 316 (1987), the Supreme Court considered as material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security. In that as, a Wall Street Journal reporter was found criminally liable for disclosing to others the dates that reports on various companies would appear in the Journal and whether those reports would be favorable or not.

       L. "Non-public information" means information that has not been effectively communicated to the market place. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the SEC, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal, or other publications of general circulation, would be considered public.

       M. "Security" means any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participating in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas or other mineral rights, or, in general, any interest or instrument commonly known as "security", or any certificate of interest or participation in temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase any of the foregoing, except that THE TERM "SECURITY" SHALL NOT INCLUDE SECURITIES ISSUED BY THE GOVERNMENT OF THE UNITED STATES, BANKERS' ACCEPTANCES, BANK CERTIFICATES OF DEPOSIT, COMMERCIAL PAPER AND SHARES OF REGISTERED OPEN-END INVESTMENT COMPANIES (MUTUAL FUNDS).

       N. "Security held or to be acquired" by the Advisor or by any Fund means any security as

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           defined in this Code which, within the most recent one-day period:

           1.    is or has been held by the Advisor or by the Fund; or

           2. is being considered by the Advisor or by any Fund for purchase, however, provided that the security is not one which the Advisor or Fund is considering buying or selling as a result of general industry trends or other broad market indicators.

       O.  "Trust" means Johnson Mutual Funds Trust.

II.    FIDUCIARY DUTIES

       A.  All employees:

           1. shall comply with all applicable laws, rules, and regulations of any government, government agency, and regulatory organization governing his professional, financial, or business activities, as well as with this Code of Ethics;

           2. shall preserve the confidentiality of all information communicated by the client and all information regarding the client that is obtained as a result of the fiduciary duty as an employee of the Advisor or Trust as it concerns matters within the scope of the confidential relationship, unless the information concerns illegal activities on the part of the client; and

           3. shall use particular care and good judgment to achieve and maintain independence and objectivity when dealing with issuers of securities and persons that do business with the Advisor and the Trust.

       B.  Financial Analysts and Portfolio Managers:

           1. shall act in a manner consistent with his or her obligation to deal fairly with all customers and clients when taking investment action;

           2. shall conduct himself or herself in such a manner that transactions for his or her customers and clients have priority over transactions in securities or other investments of which he or she is the beneficial owner, and so that transactions in securities or other investments in which he or she has such beneficial ownership do not operate adversely to the customers' and clients' interests. If an analyst decides to make a recommendation about the purchase or sale of a security or other investment, he or she shall give his customers and clients adequate opportunity to act on this recommendation before acting on his or her own behalf;

           3. shall, when making an investment recommendation or taking an investment action for a specific portfolio or client, exercise diligence and thoroughness and consider the recommendation or proposed action's appropriateness and suitability for such portfolio or client. In considering such matters, the financial analyst shall take into account the needs and circumstances of the client, the basic characteristics of the investment involved, and the basic characteristics of the total portfolio after using reasonable judgment to determine the applicable relevant factors;

           4. shall disclose to clients and prospective clients the basic format and general principles of the investment processes by which securities are selected and portfolios are constructed and shall disclose to clients any changes that might significantly affect those processes;

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           5.     shall make every reasonable effort to ensure that reported performance information is a fair, accurate, and complete presentation of such performance;

           6. shall inform his or her customers, clients, and employer of compensation or other benefit arrangements in connection with his services to them which are in addition to compensation from them for such services, including appropriate disclosure to a prospective client or customer of any consideration paid or benefit delivered to others for recommending his services to that prospective client;

           7. shall exercise diligence and thoroughness in making investment recommendations including: appropriate research and investigation, reasonable and diligent efforts to avoid any material misrepresentation, reasonable judgment as to the inclusion of relevant factors, distinguishing between facts and opinions, and maintenance of appropriate records to support the reasonableness of such recommendations; and

           8. shall disclose to Timothy E. Johnson the personal holdings of their own or their families (including spouse, minor children, and adults living in the same household as the portfolio manager) if the holding(s) in question becomes subject of research recommendation or review by the portfolio management committee in order to preserve his or her unbiased and objective advice.

III.   PROHIBITED ACTIVITIES

       Each access person of the Advisor or the Trust:

       A. shall not commit a criminal act that upon conviction materially reflects adversely on his honesty, trustworthiness, or fitness as a financial analyst, professional, or employee of the Advisor or Trust;

       B. shall not employ any device, scheme or artifice to defraud the Advisor or Trust;

       C. shall not make to the Advisor or Trust any untrue statement of a material fact or omit to state to the Advisor a material fact that would cause a statement to be misleading, or make to the Advisor or Trust any misleading statement;

       D. shall not engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon the Advisor or Trust;

       E. shall not engage in any manipulative practice with respect to the Advisor or Trust;

       F. shall not knowingly participate in, or assist in, any acts in violation of any applicable law, rule, or regulation of any government, governmental agency, or regulatory organization governing his professional, financial, or business activities;

       G. shall not engage in personal investing on the day that the Advisor and/or Fund has a buy/sell order on a security until the Advisor's or the Fund's order is executed or withdrawn. Each access person has responsibility of clearing each requested trade with the appropriate investment personnel at Johnson Investment Counsel, Inc. prior to placing trades;

       H. shall not accept any gifts over $100 from any person that does business with the Advisor or the Trust in order to preserve the access person's objectivity with regards to the business relationship;

       I. shall not trade while in possession of, nor communicate, material non-public information

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           in breach of fiduciary duty (refer to section V. on Insider Trading);

       J. shall not, when presenting material to his employer, associates, customers, clients, or the general public, copy or use in substantially the same form, material prepared by other persons without acknowledging its use and identifying the name of the author or publisher of such material, but may, however, use without acknowledgment factual information published by recognized financial and statistical reporting services or similar sources;

       K. shall not make any statements, orally or in writing, which misrepresent the services that the employee or his firm is capable of performing for the client, the qualifications of such employee or his firm, the expected performance of any particular investment, the historic performance of the Advisor or of a particular fund or account, nor the performance that the Advisor can reasonably be expected to achieve;

       L. shall not make, orally or in writing, explicitly or implicitly, any assurances about or guarantees of any investment or its return except communication of accurate information as to the terms of the investment instrument and the issuer's obligations under the instrument; and

       M. shall not undertake independent practice which could result in compensation or other benefit in competition with his employer unless he has received written consent from both his employer and the person for whom he undertakes independent employment.

IV.    ACTIVITIES THAT REQUIRE PRIOR AUTHORIZATION

       All access persons are required to gain prior approval from Timothy E. Johnson regarding:

       A. service on a Board of Directors or Board of Trustees of publicly traded companies. Those serving on a Board of a company whose stock the Advisor or Trust holds or intends to hold are isolated from making investment decisions;

       B. investments in initial public offerings (IPOs). An investment in an IPO by an access person may possibly be prohibited due to the limited availability of shares and potential conflict with the Advisor's managed accounts or the Trust's funds that also may wish to acquire the shares; and

       C. investments in private placements. All access persons must disclose holdings in private placements before the Advisor or the Trust makes subsequent transactions in the security.

V.     INSIDER TRADING

       A.  POLICY STATEMENT ON INSIDER TRADING

           The Advisor and the Trust forbid any access person from trading, either personally or on behalf of others (such as mutual funds of the Trust and private accounts managed by the Advisor) on material non-public information or communicating material non-public information to others in violation of the law. This conduct is frequently referred to as "insider trading". The Advisor's policy applies to every access person and extends to activities within and outside their duties at Johnson Investment Counsel, Inc. and the Johnson Mutual Funds Trust.

           The term "insider trading" is not defined in the federal securities laws, but generally is used to refer to the use of material non-public information to trade in securities (whether or not one is an "insider") or to communications of material non-public information to

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           others.

           While the law concerning insider trading is not static, it is generally understood that the law prohibits:

           1. trading by an insider, while in possession of material non-public information; or

           2. trading by a non-insider, while in possession of material non-public information where the information either was disclosed to the non-insider in violation of an insider's duty to keep it confidential or was misappropriated; or

           3.     communicating material non-public information to others.

       B.  BASIS FOR LIABILITY REGARDING INSIDER TRADING

           1. FIDUCIARY DUTY THEORY - In 1980, the Supreme Court found that there is no general duty to disclosure before trading on material non-public information, but that such a duty arises only where there is a fiduciary relationship. That is, there must be a relationship between the parties to the transaction such that one party has a right to expect that the other party will disclose any material non-public information or refrain from trading. CHIARELLA v. U.S., 445 U.S. 22 (1980).

                  In DIRKS V. SEC, 463 U.S. 646 (1983), the Supreme Court stated alternate theories under which non-insiders can acquire the fiduciary duties of insiders: they can enter into a confidential relationship with the company through which they gain information (e.g., attorneys, accountants), or they can acquire a fiduciary duty to the company's shareholders as "tippees" if they are aware or should have been aware that they have been given confidential information by an insider who has violated his fiduciary duty to the company's shareholders.

                  However, in the "tippee" situation, a breach of duty occurs only if the insider personally benefits, directly or indirectly, from the disclosure. The benefit does not have to be pecuniary, but can be a gift, a reputational benefit that will translate into future earnings, or even evidence of a relationship that suggests a quid pro quo.

           2. MISAPPROPRIATION THEORY - Another basis for insider trading liability is the "misappropriation" theory, where liability is established when trading occurs on material non-public information that was stolen or misappropriated from any other person. In U.S. V. CARPENTER, supra, the Supreme Court found, in 1987, that a columnist defrauded The Wall Street Journal when he stole information from the Journal and used it for trading in the securities markets. It should be noted that the misappropriation theory can be used to reach a variety of individuals not previously thought to be encompassed under the fiduciary duty theory.

VI.    PROCEDURES TO IMPLEMENT CODE OF ETHICS

       The following procedures have been established to aid the officers, directors, trustees and employees of the Advisor and the Trust in preventing, detecting, and imposing sanctions against insider trading and other prohibited activities. Every officer, director, trustee and employee of the Advisor and Trust must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability, and criminal penalties.

       A. IDENTIFYING INSIDER INFORMATION - Before trading for yourself or others, including investment companies or private accounts managed by the Advisor, on any securities information, ask yourself the following questions:

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           1.     Is the information material? Is this information that an
                  investor would consider important in making his or her investment decisions? Is this information that would substantially affect the market price of the securities if generally disclosed?

           2. Is the information non-public? To whom has this information been provided? Has the information been effectively communicated to the marketplace by being published in Reuters Economic Services, The Wall Street Journal, or other publications of general circulation?

           If, after consideration of the above, you believe that the information is material and non-public or if you have questions as to whether the information is material and non-public, you should take the following steps:

           1.     Report the matter immediately to Timothy E. Johnson.

           2. Do not purchase or sell the securities on behalf of yourself or others, including investment companies or private accounts managed by the Advisor.

           3. Do not communicate the information to anyone inside or outside Johnson Investment Counsel, Inc. other than to Timothy E. Johnson. In addition, care should be taken so that such information should be sealed; access to computer files containing material non-public information should be restricted.

           4. After Timothy E. Johnson has reviewed the issue, you will be instructed to continue the prohibitions against trading and communication, or you will be allowed to trade and communicate the information.

           If, after consideration of the items set forth above, doubt remains as to whether information is material or non-public, or if there is any unresolved question as to the applicability or interpretation of the foregoing procedures, or as to the property of any action, it must be discussed with Timothy E. Johnson before trading or communicating the information to anyone.

       B.  PERSONAL SECURITIES TRADING - All access persons (please refer to
           Section I.N.) of the Advisor shall submit to Timothy E. Johnson a report of every security in which they, their families (including spouse, minor children, and adults living in the same household as the officer, director, or employee), and trusts of which they are trustees or in which they have a direct or indirect beneficial interest, have participated. The term "security" shall not include securities issued by the government of the United States, bankers' acceptances, bank certificates of deposit, commercial paper and shares of registered open-end investment companies (mutual funds). The report shall include:

           1. the date of the transaction, the name of the security, the number of shares of each security;

           2. the nature of the transaction (purchase, sale or any other type of acquisition or disposition);

           3. the price per share at which the transaction was effected, as well as the principal amount;

           4. the name of the broker, dealer or bank with or through whom the transaction was effected.

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           Said report shall be made no later than ten days after the end of the calendar quarter in which the transaction to which the report relates was effected. This requirement may be satisfied by sending duplicate confirmations of such trades to Timothy E. Johnson.

           An access person need not make such a report with respect to transactions effected for any account over which he or she does not have any direct or indirect influence or control.

           External trustees of the Trust who are not interested persons of the Trust within the meaning of Section 2(a)(19) of the 1940 Act NEED NOT MAKE SUCH A REPORT unless the trustee knew or, in the ordinary course of fulfilling his or her duties as a trustee of the Advisor or the Trust, should have known of a transaction in a security on the day the Trust or Advisor executed it.

           Timothy E. Johnson shall report all his trades to David C. Tedford for review.

VII.   DUTIES AND POWERS OF THE BOARD

       A. REVIEW OF PERSONAL SECURITIES TRADING REPORTS - The reports submitted by access persons to the Advisor shall be reviewed pursuant to procedures established by the Board of Directors of the Advisor and the Board of Trustees of the Trust in order to determine whether any violation of this Code or any section of the Act or the regulations promulgated thereunder has occurred.

       B.  PENALTIES

           1. The Board of Directors of the Advisor and the Board of Trustees of the Trust may, in its discretion, take any of the following actions with regard to any access person when a Board has determined such person has violated this Code, the Act or any regulations promulgated thereunder:

                 a. removal of an employee from their position as an access person to the Advisor if they violate fidelity insurance standards;

                 b.   letter of censure to the access person;

                 c.   suspension of employment of the access person;

                 d. termination of the relationship whereby the person is deemed to be an access person of the Advisor or of the Trust; or

                 e. termination of all relationships between the access person and the Advisor and Trust.

           2. The Board of Directors of the Advisor and the Board of Trustees of the Trust shall report any violations of insider trading to proper authorities. Insider trading penalties for trading on or communicating material non-public information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to penalties, including civil injunctions, treble damages, disgorgement of profits, jail sentences, personal fines, as well as fines for the employer, even if he or she does not personally benefit from the violation.

       C. The Board of Directors of the Advisor and the Board of Trustees of the Trust shall annually review the procedures, changes, violations and significant remedial action in respect to the Code of Ethics. The Boards shall recommend any changes in restrictions,


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           prohibitions, reclearance procedures based upon experience or developments in applicable laws and regulations.


FOOTNOTE:  This Code of Ethics contains recommendations and information from the
           6th edition of the STANDARDS OF PRACTICE HANDBOOK, copyright 1992, published by the Association for Investment Management and Research; PERSONAL INVESTMENT ACTIVITIES OF INVESTMENT COMPANY PERSONNEL, September 1994, published in the Report of the Division of Investment Management, by the United States Securities and Exchange Commission; the REPORT OF THE ADVISORY GROUP ON PERSONAL INVESTING, May 9, 1994, published by the Investment Company Institute (ICI); and the Insider Trader and Securities Fraud Enforcement Act of 1988, enacted by Congress.


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                                 CODE OF ETHICS
                        JOHNSON INVESTMENT COUNSEL, INC.
                           JOHNSON MUTUAL FUNDS TRUST
                            EFFECTIVE MARCH 30, 1995




VIII.  ACKNOWLEDGMENT OF RECEIPT AND COMPLIANCE:

I have read and understand the Code of Ethics for Johnson Investment Counsel, Inc. and the Johnson Mutual Funds Trust as documented on the preceding 9 pages and will comply in all respects with such policies and procedures.





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Signature                                                    Date




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Name (Printed)